Exhibit 10.3

[Pitney Bowes Letterhead]

TRANSITION AGREEMENT AND GENERAL RELEASE

PITNEY BOWES INC.

May 19, 2025

Lance Rosenzweig

Address on file with Pitney Bowes Inc.

Dear Lance:

This letter agreement (the “Agreement”) is by and between you and Pitney Bowes Inc. and/or its parent, subsidiaries, affiliates, divisions, related business entities, and with respect to each of them, their predecessors, successors, and assigns, employee benefit plans or funds, and with respect to each such entity, all of its or their past, present and/or future directors, officers, attorneys, fiduciaries, representatives, shareholders, agents, employees, heirs, personal representatives, benefit plans, trustees, administrators and assigns, whether acting on behalf of a company entity or in their individual capacities (collectively, the “Company Entities”). Your Benefit Information, regardless of whether you sign this Agreement, is provided in a separate document.

Because of the subject of this letter, its tone necessarily is formal. However, on behalf of the Company Entities, I want to express our sincere appreciation for the contributions you have made during your employment and your agreement to serve as a consultant. I also want to convey to you our best wishes for your future.

This Agreement supersedes any and all previous agreements, either signed or unsigned, with respect to your employment or termination of employment, except that you specifically agree to continue to be bound by your Proprietary Interest Protection Agreement, which shall specifically survive and continue in full force and effect. Wherever in this Agreement it requires you to sign this Agreement containing a waiver and release, it is also meant to require that you sign an Updated Waiver and Release on or about your Last Day of Employment and/or your Separation Date if requested to do so by the Company. By signing this Agreement you also agree to sign such Updated Waiver and Release if requested by the Company.

1.	LAST DAY OF EMPLOYMENT:

Your Last Day of Employment for Pitney Bowes Inc. (the “Company”) will be May 21, 2025. Effective immediately, you shall not represent yourself as being an employee or officer of the Company for any purpose.

2.	CONTINUING SERVICE AS CONSULTANT:

You will serve as a consultant to the Company from your Last Day of Employment through September 21, 2025 (the period you serve as a consultant, the “Consultancy Period,” and the date the Consultancy Period ends, the “Separation Date”). During the Consultancy Period, you will provide transition services as may be reasonably requested by the Company’s Board of Directors (the “Board”) and/or the Company’s new Chief Executive Officer, and report directly to the Non-Executive Chairman of the Board.

During the Consultancy Period, the Company will pay you $50,000 per month, paid in accordance with the Company’s regular payment policies (the “Consultancy Payments”). Either party may terminate the Consultancy Period at any time and for any reason. If the Consultancy Period is terminated by the Company prior to September 21, 2025 for any reason other than Cause (as defined in the Company’s Severance Pay Plan (the “Severance Plan”), the Company will continue to pay the Consultancy Payments when such amounts would have otherwise been paid, subject to the effectiveness of an Updated Waiver and Release. The Company will reimburse you for any reasonable costs and expenses approved in advance by the Company and incurred in connection with the performance of the consulting services set forth in this Section 2, subject to the Company’s expense reimbursement policies in effect from time to time. It is expected that the amount of your business time and attention devoted to the business and affairs of the Company during the Consultancy Period will be not more than twenty percent (20%) of your service with the Company prior to your Last Day of Employment, such that your termination of employment will constitute a “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

3.	SEVERANCE TERMS AND CONDITIONS:

a.

Conditional Severance. Subject to the terms of the Company’s Severance Pay Plan and if you sign this Agreement, comply with all its terms, and do not revoke the Release (as defined below), you will receive Conditional Severance benefits of 78 weeks base pay equal to the gross sum of $750,000 (“Conditional Severance”).

b.

Pro-Rata Bonus. If you sign this Agreement, comply with all its terms, and do not revoke the Release, you will be eligible to receive an additional lump sum paid within 30 days following the Effective Date equal to the gross sum of $286,301.37 (“Pro-Rata Bonus”).

c.

You shall not be obliged to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation you earn as a result of employment by another employer.

d.

Conditional Severance will be paid in a stream of payments on regular paydays following your Last Day of Employment at the salary rate in effect on your Last Day of Employment, however, (i) in no event shall the payment schedule extend over a period of more than two years from your Last Day of Employment and (ii) the first installment of any Conditional Severance payment shall be paid on the Company’s first regular payday that comes after the Effective Date (as defined below) (and such first installment shall include, without interest, any installments that otherwise would have been paid to you between your Last Day of Employment and such first installment payment date had no delay occurred).

e.

Tax Withholding. Conditional Severance and Pro-Rata Bonus payments made pursuant to this Agreement are taxable and the Company will withhold required federal, state and employment taxes from these payments.

f.

Unemployment Compensation. The decision to apply for state unemployment compensation is your own. If you choose to apply for Unemployment Compensation (Connecticut ID Number 3717208) based on the termination of your employment with the Company, the Company may be asked to characterize the circumstances of your termination of employment. If asked the Company will answer all inquiries truthfully.

g.	Balances You Owe the Company. You agree that any money you owe the Company may be deducted from any Conditional Severance and Pro-Rata Bonus paid, subject to applicable law.

h.

Death. If you should die at any time after the date you have executed this Agreement any unpaid Conditional Severance and Pro-Rata Bonus shall be paid to your estate in a lump sum payment as soon as practicable after death.

4.	LIFE INSURANCE COVERAGE:

If you sign this Agreement, comply with all its terms, and do not revoke the Release, you will receive Company-provided term life insurance coverage equal to one year of your base salary in effect as of your Last Day of Employment for a one-year period following your Last Day of Employment. There is no employee-paid monthly premium for this life insurance coverage but you will have imputed income based on this coverage pursuant to tax law to the extent the coverage exceeds $50,000.

5.	RE-HIRE POLICY:

In furtherance of your transition from the Company, you agree not to apply for re-employment with the Company or with any of the Company Entities and/or be placed as a temporary employee with the Company or with any of the Company Entities through an outside employment agency and that the Company Entities need not consider you for re-employment or for placement as a temporary employee by an outside employment agency should you apply until after two (2) years from your Separation Date in any operation as an employee, consultant, job shopper, contract employee or temporary.

6.	STOCK OPTIONS, PERFORMANCE STOCK UNITS AND RESTRICTED STOCK UNITS:

Any stock options, performance stock units and restricted stock units granted to you and outstanding prior to your Last Day of Employment will be treated in accordance with the terms and conditions of your award agreements and the Pitney Bowes 2024 Stock Plan, as further described in Annex A attached hereto.

7.	INDEMNIFICATION:

It is hereby agreed that the terms of the Company’s standard Indemnification Agreement for Officers and Directors shall apply to you, a copy of which is attached.

8.	LEGAL FEES:

If you sign this Agreement, comply with all its terms, and do not revoke the Release, you will be eligible for reimbursement of up to $20,000 for reasonable documented legal fees incurred in connection with the negotiation of this Agreement.

9.	RETURN OF PROPERTY:

You agree that you have returned or will return by your Separation Date all property belonging or licensed to the Company or Company Entities, including but not limited to, office equipment, computers, laptops, peripherals, hardware, software, manuals, databases, computerized data, pagers, cellular phones, blackberries or similar devices, keys, identification cards, card access to Company or customer buildings and any documents and files, regardless of format, provided to or created by you in the course of your employment by the Company; provided that you are permitted to retain the at-home devices listed on Annex B.

10.	WAIVER & RELEASE:

a.

By signing this Agreement, you agree that in exchange for the payments and other benefits and consideration contained in this Agreement to which you are not otherwise entitled, you, on behalf of your heirs, executors, administrators, trustees, legal representatives and assigns, forever release and discharge the Company Entities from any and all claims, actions, suits, demands, obligations, losses, liabilities, debts, obligations for damages (including but not limited to compensatory, exemplary and punitive damages), expenses, back pay, reinstatement, attorneys’ fees and costs whether known or unknown, against any of the Company Entities, arising up to and including the date you sign this Agreement, including but not limited to claims arising under the following laws including any amendments to them: Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Equal Pay Act of 1963; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act of 1990; the Americans With Disabilities Act of 1990; the ADA Amendments Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act of 1988; the National Labor Relations Act; 42 U.S.C. 1981; the Family and Medical Leave Act of 1993; the Connecticut Fair Employment Practices Act; the Connecticut Family and Medical Leave Law; the Connecticut Age Discrimination and Employee Insurance Benefits Law; the Connecticut Smokers’ Rights Law; and any and all other claims arising under or out of any other federal, state, or local statute, law, constitution, ordinance or regulation or any other claims sounding in tort or contract, including but not limited to claims relating to express or implied contracts, public policy, negligence, personal injury, emotional distress, invasion of privacy, detrimental reliance, promissory estoppel, common law claims or any other claims arising out of or relating to your employment with the Company Entities. Specifically, and without limitation, you waive any rights that you may have under the Pitney Bowes Incentive Program and the Key Employee Incentive Program and agree that no additional cash incentives or payments are owed to you, except as provided herein.

b.

Without detracting in any respect from any other provision of this Agreement, you, in consideration of the payments and benefits provided to you in this Agreement, agree and acknowledge that this Agreement constitutes a knowing and voluntary waiver of all rights or claims you have or may have against the Company Entities as set forth herein, including, but not limited to, all rights or claims arising under the Age Discrimination in Employment Act of 1967, as amended, including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of the Age Discrimination in Employment Act of 1967.

c.

To the fullest extent of the law and subject to the provisions of paragraph (d) below and Section 11 hereof you represent and affirm that (i) you have not filed or caused to be filed, on your behalf, any judicial lawsuit against any of the Company Entities, that you do not have a pending claim of unlawful discrimination, harassment, sexual harassment, abuse, assault, or other related criminal conduct or retaliation and you will not file or cause a filing on your behalf any judicial lawsuit, against any of the Company Entities; and (ii) you have not reported any purported improper, unethical or illegal conduct or activities to any supervisor, manager, department head, Human Resources representative, Corporate Compliance representative, agent or other representative of the Company, to any member of the Company’s legal or compliance departments, to PB Resolve, or to the Ethics Hotline. You will be deemed to have sued the Company Entities if you elect to participate in and/or accept any settlement from any class action filed against any of the Company Entities.

d.

Nothing in this Agreement shall prohibit or restrict you from (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by any federal or state regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s legal or compliance departments; or (iii) testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of the Sarbanes-Oxley Act or any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commissioner, or any self-regulatory organization.

e.	This waiver and release excludes, and you do not waive, release, or discharge indemnification rights you have against the Company.

11.	NON-WAIVER OF VESTED OR LEGAL RIGHTS:

By signing this Agreement you are not releasing any rights or claims which cannot be released by law including: (1) any and all accrued or vested benefits subject to the terms of applicable Company benefit plans and COBRA (for example, vested pension rights, COBRA rights to continued coverage for medical, prescription and dental, and conversion to individual coverage for life insurance); (2) claims that may arise after the date that you sign this Agreement; (3) workers’ compensation claims; (4) any right to file an unfair labor practice charge under the National Labor Relations Act or participate or assist in proceedings before the National Labor Relations Board; (5) the right to seek or receive a monetary award from a government-administered whistleblower award program or (6) your right to file a charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by or before, or provide information to any administrative agency such as the Equal Employment Opportunity Commission; however you are waiving all rights to recover money or other relief in connection with any such charge.

12.	AFFIRMATIONS:

By signing this Agreement, you affirm as follows: (1) you have been paid for all hours worked, with the exception of hours worked within the pay period that includes the date you sign this Agreement and/or hours worked subsequent to the date you sign this Agreement, if you sign this Agreement before your receive your final active employee paycheck; (2) you are not owed any monies from the Company other than any amounts or payment specified in this Agreement or the Benefits Upon Separation attachment; (3) you have not suffered any on-the-job personal injury for which you have not already filed a claim; (4) you have been allowed to take all leave and afforded all other rights to which you are entitled under the Family and Medical Leave Act (“FMLA”) and under any applicable state family and medical leave laws, which means, among other things, that the Company has not in any way interfered with, restrained or denied your exercise of (or attempt to exercise) any federal and/or state FMLA rights, nor terminated or otherwise discriminated or retaliated against you for exercising (or attempting to exercise) any such rights.

13.	COOPERATION:

You agree to cooperate fully with reasonable requests in the handling or investigation of any administrative charges, government inquires or lawsuits involving any of the Company Entities that relate to matters that arose while you were an employee of the Company. The Company will reimburse you for any reasonable out-of-pocket expenses you incur by reason of such cooperation, including any loss of income. The Company will make reasonable efforts to minimize any interruption to your life in connection with your cooperation in such matters as provided for in this Paragraph 13.

14.	POST-EMPLOYMENT OBLIGATIONS:

a.

You have certain post-employment obligations set forth in the Proprietary Interest Protection Agreement that you previously signed (your “Post-Employment Obligations”). This Proprietary Interest Protection Agreement survives both this Agreement and Updated Waiver and Release (as applicable) and is incorporated herein by reference. A copy of the Proprietary Interest Protection Agreement is attached.

b.

You agree that, notwithstanding anything to the contrary in Section IV of the Proprietary Interest Protection Agreement, your non-solicitation obligations shall apply for a period of one (1) year following the Separation Date. For the avoidance of doubt, your non-competition obligations shall apply for a period of one (1) year following your Last Day of Employment.

c.

Given your position with the Company, you had access to proprietary information which is information not made available to the public and is maintained as confidential by the Company including, but not limited to, Company procedures, scientific or technical knowledge or production information; business information of the Company including, but not limited to, marketing and business plans and strategies; customer identities, lists, needs or current or proposed product usage; current or proposed product and equipment costs, specifications and pricing, licensing arrangements, and internal financial information, personnel information including personnel lists, resumes, performance evaluations and organization structures; and, passwords or access codes to Company data bases. You agree that you hold and will hold all such information (including information as to the termination of your employment hereunder) in a fiduciary capacity for the benefit of the Company, and will not disclose to any third party or use for your benefit or that of any third party, any proprietary information other than what is reasonably appropriate in connection with your securing other employment or engagements.

d.

Nothing in this Agreement is intended to prevent you from (i) using on your behalf your general knowledge or experience in any area of activity, whether or not involving your service with the Company; (ii) referring to your performance of services for the Company as descriptive of your abilities and qualifications for employment or engagement by any other person; (iii) disclosing information concerning this Agreement to your legal, personal, business or tax advisors, or members of your immediate family; or (iv) disclosing such information as may be required to be disclosed in response to a subpoena or other order of a court or competent jurisdiction or administrative agency requiring such disclosure, and after reasonable notice to the Company, but in no event more than three (3) working days of your receiving such legal process. Nor shall the foregoing prohibit or restrict such disclosure as may be necessary for the prosecution of claims relating to the performance or enforcement of this Agreement or prohibit or restrict you (or your attorney) from responding to any such inquiry about this settlement or its underlying facts and circumstances by the Securities and Exchange Commission or any other regulatory organization. In addition, you are hereby provided notice that under the 2016 Defend Trade Secrets Act no individual will be held criminally or civilly liable under Federal or State trade secret law for a trade secret disclosure if the disclosure is: (A) (i) made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and (ii) made solely for the purpose of reporting or investigating a suspected violation of law; (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; or (C) to your attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as (i) any document containing the trade secret is filed under seal and (ii) the trade secret is not disclosed except pursuant to court order. And, if a Company employee pursues a lawsuit for alleged retaliation for reporting a suspected violation of the law, he or she may use trade secret information in the court proceeding if he or she files any document containing the trade secret under seal, and does not disclose the trade secret except as permitted under a court order. Nothing in this Agreement prohibits a disclosure of trade secrets or other Confidential Information that complies with limitations described above. However, in order for a disclosure to be permitted and protected under this provision, it must be made in strict accordance with limitations described above.

e.

Subject to the provisions of Paragraph 14(f) below, you agree that neither you nor anyone acting at your direction shall at any time denigrate, through adverse or disparaging communication, written or oral, the operations or business of the Company or its current or former employees, including, without limitation, the expression of personal views, opinions or judgments. Further, following the Last Day of Employment, you shall refrain from making any statement, communication or publication that disseminates or publicizes confidential information about, places in a false light, defames, disparages or holds up to ridicule the Company or its past or present officers, management or employees. The Company agrees to instruct the members of the Board and the Company’s executive officers not to denigrate you, through adverse or disparaging communication, written or oral, including, without limitation, the expression of personal views, opinions or judgments; and not to make any statement, communication or publication that disseminates or publicizes confidential information about, places in false light, defames, disparages or holds up to ridicule you. The provisions of this Paragraph 14 do not apply to information that is already in the public domain or is no longer confidential.

f.

The provisions of this Paragraph 14 shall not apply to any truthful statement required to be made by you only as a result of a subpoena or other legal compulsion in any court proceeding of government or regulatory investigation. You further agree to notify in writing the Company’s Office of the General Counsel at 3001 Summer Street, Stamford, CT 06905, or within three (3) working days of your receiving any such legal process, which refers to the Company. For the avoidance of doubt, nothing in this Paragraph 14 shall prohibit or restrict you from (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by any federal or state regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s legal or compliance departments; or (iii) testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of the Sarbanes-Oxley Act or any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commissioner, or any self-regulatory organization.

g.

You further acknowledge that your breach of the Agreement will result in irreparable and continuing damage to the Company for which monetary damages would be an inadequate remedy. In the event of any such breach or threatened breach by you, the Company shall be entitled to insist upon specific performance of this Agreement, and the Company shall be entitled to preliminary and permanent injunctive relief.

h.

Separately, if you should violate any of the provisions of this Agreement, particularly your Post-Employment Obligations, the Company shall have the right, as allowed by law, to terminate any additional compensation, benefit subsidization and bonus consideration that is conditioned on you signing this Agreement. The Company shall also be entitled to, as allowed by law, disgorgement of any payments made to you while you were in violation of your Post-Employment Obligations.

15.	ENFORCEABILITY:

If one or more provisions or terms of this Agreement shall be ruled unenforceable, you understand that the Company may elect to enforce this Agreement or cancel it.

16.	MATERIAL BREACH:

The Company at any time during the period of this Agreement, at its sole discretion, reserves the right to cancel any additional pay, benefits or additional considerations beyond statutory mandates, if it is discovered that you have willfully failed to comply with any material provisions of this Agreement.

17.	TAXATION:

Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws and regulations. Notwithstanding anything to the contrary, the Company does not guarantee the tax treatment of any payments and benefits under this Agreement, including without limitation pursuant to Code or any other applicable federal, state or local law and any guidance issued thereunder.

18.

SECTION 409A: Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Code, and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Notwithstanding any provision of this Agreement to the contrary, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees” (as defined in Section 409A), any payment on account of your separation from service that would otherwise be due hereunder within six (6) months after such separation will nonetheless be delayed until the first business day of the seventh month following your separation from service and the first such payment will include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Notwithstanding the foregoing, the Company makes no representations that the payment(s) and benefits provided under this Agreement comply with or are exempt from the requirements of Section 409A and in no event shall the Company or any other Company party be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by you on account of non-compliance with Section 409A. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible.

19.	TIME TO CONSIDER AGREEMENT AND EFFECTIVE DATE:

a.	Acceptance:

Please review this Agreement carefully with the person of your choice, including an attorney, before signing it. You have forty-five days from the original date on this Agreement to consider this Agreement. Changes made to this Agreement after the original date on this Agreement, whether material or immaterial, do not restart this consideration period.

b.	Revocation:

After signing this Agreement, you still have seven (7) calendar days to revoke the waiver and release set forth in Paragraph 10 (the “Release”) by written notice to the Company (the “Revocation Period”). If you choose to revoke the Release, your written notice of revocation must be received by the Company by 9:00 a.m. on the eighth (8th) calendar day after you sign this Agreement. You may fax your notice of revocation to Pitney Bowes Business Operations at 518-285-7671 or email it to severance.administration@pb.com.

If you revoke the Release, the terms of Paragraphs 3, 4 and 8 of this Agreement shall become null and void.

c.	Effective Date:

If you do not timely revoke it, the Release shall become effective automatically upon the expiration of the Revocation Period (the “Effective Date”), which is the eighth (8th) calendar day after this Agreement is executed.

20.	NO ORAL RELIANCE OR UNILATERAL MODIFICATION:

You agree that you have relied only on the terms set forth in this Agreement and not on any representation or statement made by a Company employee, agent or representative, in accepting this Agreement. The Agreement will not be effective or accepted if modified by you unilaterally without the consent and agreement of the Company. This Agreement may be modified or changed only if in writing signed by you and the Company or its successors in interest.

21.	NO ADMISSION:

This Agreement does not constitute an admission by the Company of any liability whatsoever, or as an admission by the Company of any violation of your rights, or violation of any order, law, statute, duty, or contract liability to you on the part of the Company, its employees or agents or related companies or their employees or agents.

22.	RESIGNATION OF POSITION:

This Agreement, once signed by you, shall also serve as a resignation by you of all positions, titles and boards that you held as a direct consequence of your employment with the Company effective on your Last Day of Employment, including your role as a member of the Board, unless specifically stated otherwise in this Agreement or in a separate writing contemporaneous or subsequent to the execution of this Agreement. The Company may request, and you agree, to execute a resignation with an earlier resignation date as the case may be.

23.	STATE LAW:

This Agreement will be governed by and construed and interpreted in accordance with the laws of the State of Connecticut without regard to principles of conflicts of law. You specifically consent to the exclusive jurisdiction and venue in the state and federal courts of Connecticut.

24.	COMPANY NOT PROHIBITED FROM AMENDING ITS PLANS:

Nothing contained herein shall prohibit or be deemed to prohibit the Company from amending, modifying or terminating its employee benefits plans or policies in the ordinary course of business even as those plans and policies may impact you.

25.	ACKNOWLEDGMENTS:

You acknowledge that you: (a) have carefully read this Agreement in its entirety; (b) have been advised by this writing to consult with counsel of your own choosing on all issues relating to this Agreement; (c) have had the opportunity to consider the terms of this Agreement for at least 45 calendar days; (d) are and have been advised by the Company, in this writing, to consult with an attorney of your choice before signing this Agreement; (e) fully understand the significance of all of the terms and conditions of this Agreement, have no physical or mental impairment of any kind that has interfered with your ability to read and understand the meaning of this Agreement or its terms, and have discussed them with an attorney of your choice, or have had a reasonable opportunity to do so; and (f) are signing this Agreement voluntarily and of your own free will and agree to abide by all of the terms and conditions contained herein.

Very truly yours,

/s/ Milena Alberti-Perez
Milena Alberti-Perez
Non-Executive Chairman of the Board

/vra:

Attachments

TRANSITION AGREEMENT AND GENERAL RELEASE

PITNEY BOWES INC.

I have read this Transition Agreement and General Release and I understand all of its terms. I enter into and sign this AGREEMENT knowingly and voluntarily, with full knowledge of what it means.

/s/ Lance Rosenzweig
Lance Rosenzweig

5/19/2025
Date